Contact: Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS QUARTERLY RESULTS
Stamford, CT, November 10, 2008. Patriot National Bancorp, Inc. (Nasdaq Global Market “PNBK”), the parent of Patriot National Bank, reported a net loss for the quarter ended September 30, 2008 of $1.9 million ($0.40 per share) compared to net income of $741,000 ($0.16 per share) for the quarter ended September 30, 2007. The comparative results were dramatically impacted by two items in 2008. For the quarter ended September 30, 2008 as the local economy continued to deteriorate, the Company following its prudent approach to risk management, increased its provision for loan losses by $2.5 million above its earlier internal estimates due to the unprecedented crisis in the credit markets which is now impacting the local real estate market. Additionally, the Company wrote down to zero its $1,050,000 FHLMC (Freddie Mac) auction rate preferred stock position. Excluding these two charges, the Company would have recorded one of its most profitable quarters ever. As a result of the Emergency Economic Stabilization Act of 2008 which was enacted in October, the Company expects to record a tax benefit of approximately $400,000 in the fourth quarter relating to the FHLMC write-down which occurred in the third quarter. During the fourth quarter it is expected that loan loss provisions will return to a more normal level, and it is anticipated that core earnings during this period will be among the Company’s best. Other core operating benchmarks for the quarter were solid. Despite the impact of non-accrual loans, which reduced net interest income by approximately $1,168,000, net interest income increased $871,000, or 14%, for the quarter ended September 30, 2008 compared to the same period in the prior year. The expected benefit from lower funding costs was achieved as the cost of interest bearing liabilities for the quarter ended September 30, 2008 decreased by 60 basis points from the prior quarter. The net interest margin of 3.30% for the most recent quarter would have been 3.84% if not for the impact of non-accrual loans on net interest income.

Excluding the one time impact of the FHLMC write-down, non-interest income increased $195,000, or 35%, for the quarter ended September 30, 2008 compared to the same period in the prior year, primarily as a result of income from Bank Owned Life Insurance. Non-interest expenses increased $424,000, or 8%, to $6.0 million for the most recent quarter compared to the quarter ended September 30, 2007 due to higher occupancy and equipment expense and professional service fees.

During the third quarter the Bank placed seven loans, primarily residential construction loans, on non-accrual status. At September 30, non-accrual loans totaled $28.6 million consisting of nine relationships of which eight are secured by real estate. The remaining relationship is secured by real estate and business assets, a portion of which is also guaranteed by the SBA. Loans are generally placed on non-accrual status when payments become over 90 days past due. Though our loan-to-value ratios (LTVs) are conservative this does not eliminate the possibility of actual write downs. However, management believes our loan loss reserve is adequate to cover losses that may be embedded in our loan portfolio.

Although 69% of the total non-accrual loans at September 30, 2008 were construction loans, the Bank has never recorded a charge off on a construction loan. Local home prices have declined and sales volume is down, however the Bank has historically maintained very strong underwriting standards resulting in conservative loan-to-value ratios. The Bank actively manages credit risk to include re-appraising construction projects approximately 3-4 months prior to their anticipated maturity. These re-appraisals indicate that projects continue to show solid loan-to-value ratios during these difficult times which should mitigate any potential loss that the Bank may incur. Importantly, during the first nine months of 2008 approximately 35% of the Bank’s construction portfolio was either paid off through a sale or refinanced by other financial institutions. Construction loans totaling $53 million, where the homes were sold to homeowners, had an average LTV of less than 67% at time of sale. We believe this is affirmation that our LTVs continue to provide a substantial margin of safety.

The Bank has no sub-prime loans, negative amortization loans or Option ARM loans in its portfolio and exposure to credit cards or other unsecured loans is minimal. In addition, the highest maximum LTV ratio the Bank ever approved on home equity lines of credit (HELOCs) was 80%. The Bank’s current policy sets the maximum LTV ratio on HELOCs at 70%. Currently, the Bank has no HELOCs in its portfolio over 30 days past due.

Total assets at September 30, 2008 were $905 million. Loans of $791 million at September 30, 2008 represent an increase of 2% for the quarter and 16% for the nine month period. Deposits at September 30 were $732 million which represents an increase of 1% for the quarter and 9% for the nine month period ended September 30, 2008. Management intentionally slowed loan growth until there is a clear indication that markets have stabilized. The slow down in loan growth is the result of general credit deterioration in the economy coupled with increased tightening of the Bank’s already conservative underwriting criteria. Consequently, deposits were priced down in accordance with the slower growth in the Bank’s loan portfolio.

For the nine months ended September 30, 2008 the Company recorded a net loss of $1.4 million ($0.29 per share) compared to net income of $1.8 million ($0.38 per share) for the nine month period ended September 30, 2007. The primary comparisons between the two periods are the same as was previously mentioned for the quarter with the exception that the loan loss provision for the nine months ended September 30, 2008 was $4.5 million. There was no provision during the same period of 2007 when real estate values in our primary market areas remained stable. The Company remains well capitalized under regulatory guidelines with Tier 1 Capital of 8.05% and Total Risk Based Capital of 11.13% as of September 30.

Due to the strength of core earnings in the third quarter, management continues to believe that 2008 will be a profitable year and the Company is well positioned for a significant increase in earnings in 2009.

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 16 full service branches in Connecticut and three in New York. It also has a loan production office in Stamford, CT.

	Three Months Ended Sept. 30, 2008	Three Months Ended Sept. 30, 2007	Nine Months Ended Sept. 30, 2008	Nine Months Ended Sept. 30, 2007
	(000)	(000)	(000)	(000)
Net interest income	$7,103	$6,232	$20,377	$17,734
Non-interest income	(304)	552	1,211	1,663
Non-interest expense	5,996	5,572	18,589	16,469
Provision for loan losses	3,000	-	4,545	-
Income(Loss)before taxes	(2,197)	1,211	(1,546)	2,928
Loans at period end	790,594	641,427	790,594	641,427
Deposits at period end	731,943	656,502	731,943	656,502
Assets at period end	904,760	769,487	904,760	769,487
Shares outstanding	4,745	4,747	4,745	4,747
Income (Loss) per share	(0.40)	0.16	(0.29)	0.38

Note: In discussing financial results, management may refer to certain non-GAAP (Generally Accepted Accounting Principles) measures. The Company’s management believes these non-GAAP measurements, which generally exclude unusual events or amounts, are essential to a proper understanding of the operating results of the Company’s core business. These non-GAAP measurements are not a substitute for operating results determined in accordance with GAAP nor do they necessarily conform to non-GAAP performance measures that may be presented by other companies. Only GAAP information is included in the financial tables above.

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management’s beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance.  All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements.  Patriot National intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release.  The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.  A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Patriot’s Annual Report on Form 10-K for the year ended December 31, 2007, and in the quarterly report on Form 10-Q for the quarter ended September 30, 2008.